EXHIBIT 99.1

Not For Immediate Release
Contact: Investor and Public Relations 512-687-3427 info@skypetroleum.com

Sky Petroleum Reports on Events Related to Mubarek Field

Buttes provides notice of termination of Mubarek Field Participation Agreement

AUSTIN, Texas, Jan. 7, 2010 — Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company, today reports that on December 31, 2009, Buttes Gas and Oil Co. International, Inc. (“Buttes”), the wholly owned subsidiary of Crescent Petroleum Company International Limited and operator of the Mubarek Field, provided Sastaro Limited (“Sastaro”), Sky Petroleum’s wholly owned subsidiary, written notice that Buttes had unilaterally and solely determined that the Mubarek Field had reached the end of its economic life. Buttes also notified Sastaro that the Concession Agreement, dated December 29, 1969, between the His Highness Sheikh Sultan bin Mohamed Al-Qassimi III, The Ruler of Sharjah, UAE and Buttes with respect to the Mubarek Field was terminated. Buttes states that it has handed over the Mubarek Field operations and facilities to representatives of H.H. The Ruler of Sharjah on December 28 2009.

As a result of these events, Buttes has notified Sastaro that the Mubarek Field Participation Agreement, dated May 19, 2005, between Sastaro and Buttes, is terminated. Under the terms of the Participation Agreement, Sky Petroleum, through Sastaro, contributed $25 million in drilling and completion costs related to two in-fill wells, H2 and K2-ST4, for the right for Sky Petroleum to participate in a share of their future production revenue.

The Mubarek Field wells H2 and K2-ST4 continues to produce commercial amounts of oil, and Sky Petroleum believes that there is significant residual value in H2 and K2-ST4. Consequently, Sky Petroleum considers the Participation Agreement valid and in good standing.

Management is evaluating its rights under the Participation Agreement and will take any and all actions required to protect the interests of Sky Petroleum, its shareholders and its investment in the Mubarek Field.

Finally, Sky Petroleum has been assured by Crescent that its share of the production revenue from the December 2009 lift will be paid promptly upon receipt of the respective sale proceeds.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum’s primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Forward looking statements, include management’s assessment of Sky Petroleum’s legal rights under the Participation Agreement, the assessment of economic viability of Mubarek, the options available to Sky Petroleum and other statements. Potential risks and uncertainties include, but are not limited to, the ability to enforce its rights under the Participation Agreement, the interpretation of the Concession Agreement and the Participation Agreement, the viability of the Mubarek Field, the total investment in drilling and operating the wells, the accuracy of estimated production rates and the price of crude oil, the accuracy of statements from Crescent and Buttes and other risks related to the oil and gas industry. Additional discussion of these and other risk factors affecting the company’s business and prospects is contained in the company’s periodic filings with the SEC.